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                                                  [QUESTAR LETTERHEAD]

EXHIBIT NO. 5

August 15, 2001

Questar Corporation
180 East 100 South Street
P.O. Box 45433
Salt Lake City, Utah 84145-0433

Ladies and Gentlemen:

                             RE: QUESTAR CORPORATION
                       REGISTRATION STATEMENT ON FORM S-8
                         LONG-TERM STOCK INCENTIVE PLAN

         I am Senior Vice President, General Counsel, and Corporate Secretary of Questar Corporation, a Utah corporation (the "Company"). In such capacity, I am acting as counsel for the Company in connection with the filing of the above-captioned Registration Statement on Form S-8 relating to 9,148,405 additional shares of the Company's common stock, without par value, which includes the related common stock purchase rights that are attached to the shares (the "Common Stock").

         I have examined the Company's Restated Articles of Incorporation as amended, the Company's Bylaws as amended, the Registration Statement on Form S-8 relating to the 9,148,405 additional shares of Common Stock reserved for issuance under the Long-term Stock Incentive Plan (the "Plan"), the Plan, resolutions adopted by the Company's Board of Directors amending the Plan, action taken by the Company's shareholders to approve the amendments to the Plan, and other such documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for my opinion. In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to the original documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such documents. As to any facts material to my opinion that were not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.


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Questar Corporation                     -2-                      August 15, 2001

         I am admitted to the Utah State Bar, and I express no opinion as to the laws of any other jurisdiction except the laws of the United States of America.

         Based on the foregoing, I am of the opinion that the 9,148,405, additional shares of Common Stock being registered and covered by the captioned Registration Statement have been duly authorized and, when paid for and issued, will be validly issued and lawfully outstanding, fully paid, and nonassessable shares of Common Stock.

         I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission by the Company for the registration under the Securities Act of 1933, as amended, of the 9,148,405 additional shares of Common Stock that may be issued pursuant to the terms of the Plan.

                                          Sincerely,

                                          /s/Connie C. Holbrook

                                          Connie C. Holbrook
                                          Senior Vice President, General Counsel
                                          and Corporate Secretary


CCH:mpe